Exhibit 11.2

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in Form 1-A, dated July 28, 2021, of our report dated April 30, 2021 on our audit of the consolidated financial statements of Open Props Inc. and Subsidiaries as of December 31, 2020 and 2019, and for the years then ended.

We also consent to the reference to us under the caption “Independent Auditors” in this Offering Statement.

Rosen Kuslansky, CPA, P.C.

Certified Public Accountants

New York, New York
July 28, 2021